Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-102601, 333-89892, 333-54836, 333-44626, 333-39366, 333-112912, 333-123979, 333-130043 and 333-152478 on Form S-8 of our reports dated March 16, 2010, relating to the consolidated financial statements and financial statement schedule of AsiaInfo Holdings, Inc., its subsidiaries and its variable interest entities (collectively, the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

March 16, 2010